Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF

DEERFIELD CAPITAL CORP.

(a Maryland corporation)

AND

DEERFIELD CAPITAL CORP.

(a Delaware corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2011 (the “Agreement”), is between Deerfield Capital Corp., a Maryland corporation (“Deerfield”), and Deerfield Capital Corp., a Delaware corporation and wholly owned subsidiary of Deerfield (“Deerfield (Delaware)”). Deerfield and Deerfield (Delaware) are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, Deerfield (Delaware) is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 600,000,000 shares, 500,000,000 of which are designated common stock, par value $0.001 per share, and 100,000,000 of which are designated preferred stock, par value $0.001 per share. The preferred stock of Deerfield (Delaware) is undesignated as to series, rights, preferences, privileges or restrictions. As of April 12, 2011, 100 shares of common stock were issued and outstanding, all of which were held by Deerfield, and no shares of preferred stock were issued and outstanding;

WHEREAS, Deerfield is a corporation duly organized and existing under the laws of the State of Maryland and has an authorized capital of 600,000,000 shares, 500,000,000 of which are designated common stock, par value $0.001 per share (“Deerfield Common Stock”), and 100,000,000 of which are designated preferred stock, par value $0.001 per share. The preferred stock of Deerfield is undesignated as to series, rights, preferences, privileges or restrictions. As of April 12, 2011, 11,164,521 shares of Deerfield Common Stock and no shares of preferred stock were issued and outstanding;

WHEREAS, the Board of Directors of Deerfield has determined that, for the purpose of effecting the reincorporation of Deerfield in the State of Delaware, it is advisable and in the best interests of Deerfield and its stockholders that Deerfield merge with and into Deerfield (Delaware) upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of Deerfield (Delaware) and Deerfield have approved and declared the advisability of this Agreement, and have directed that this Agreement and the Merger (as hereinafter defined) be submitted to a vote of the sole stockholder of Deerfield (Delaware) and the stockholders of Deerfield, respectively, and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Deerfield (Delaware) and Deerfield hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1  Merger.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law (“DGCL”) and the Maryland General Corporation Law (“MGCL”), Deerfield shall be merged with and into Deerfield (Delaware) (the “Merger”), the separate existence of Deerfield shall cease and Deerfield (Delaware) shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Deerfield (Delaware) shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be Deerfield Capital Corp.

1.2  Filing and Effectiveness.  Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a)   This Agreement shall have been adopted by the sole stockholder of Deerfield (Delaware) and this Agreement and the Merger shall have been approved by the stockholders of Deerfield in accordance with the requirements of the DGCL and the MGCL, respectively;

(b)   All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c)   A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and the articles of merger meeting the requirements of the MGCL (the “Articles of Merger”) shall have been filed with and accepted for record by the Department of Assessments and Taxation of the State of Maryland or, in the case of the applicable requirements of Maryland law, as otherwise provided by the MGCL.

The Merger shall become effective at the date and time specified in the Certificate of Merger (the “Effective Date of the Merger”).

1.3  Effect of the Merger.  Upon the Effective Date of the Merger, the separate existence of Deerfield shall cease and Deerfield (Delaware), as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (b) shall be subject to all actions previously taken by its and Deerfield’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of Deerfield in the manner more fully set forth in Section 259 of the DGCL, (d) shall continue to be subject to all of the debts, liabilities and obligations of Deerfield (Delaware) as constituted immediately prior to the Effective Date of the Merger, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Deerfield in the same manner as if Deerfield (Delaware) had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the MGCL.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1  Certificate of Incorporation.  The Certificate of Incorporation of Deerfield (Delaware) as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2  Bylaws.  Promptly after the Effective Date of the Merger, the Surviving Corporation will adopt the Bylaws attached hereto as Exhibit A to continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3  Directors and Officers.  The directors and officers of Deerfield immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified or until as otherwise provided by law, or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III. MANNER OF CONVERSION OF STOCK

3.1  Deerfield Common Stock.  Upon the Effective Date of the Merger, each share of Deerfield Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

3.2  Deerfield Incentive Plans.

(a)   Upon the Effective Date of the Merger all references in the Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), in each outstanding award granted thereunder, and in any other plan, agreement or arrangement that uses or refers to Deerfield Common Stock (together with the Stock Incentive Plan, the “Incentive Plans”), shall be references to the Surviving Corporation Common Stock, which will be converted on a one for one basis, and there will be no other change to the terms and conditions applicable to any such plan, award, agreement or arrangement.

(b)   A number of shares of the Surviving Corporation Common stock shall be reserved for issuance under the Incentive Plans equal to the number of shares of Deerfield Common Stock so reserved immediately prior to the Effective Date of the Merger.

3.3  Convertible Securities and Deerfield Senior Subordinated Convertible Notes.  Upon the Effective Date of the Merger, each option, warrant or other security of Deerfield issued and outstanding immediately prior to the Effective Date of the Merger shall be (a) converted into and shall be an identical security of the Surviving Corporation subject to the same agreement and terms as then exist with respect thereto, and (b) in the case of securities to acquire Deerfield Common Stock, converted into the identical right to acquire the same number of shares of Surviving Corporation Common Stock as the number of shares of Deerfield Common Stock that were acquirable pursuant to such option, warrant or other security. Upon the Effective Date of the Merger, each Senior Subordinated Convertible Note due December 9, 2017 of Deerfield issued and outstanding immediately prior thereto shall be, by virtue of the Merger without any action by the Constituent Corporations, converted into and shall be an identical instrument and obligation of the Surviving Corporation subject to the same agreement and terms as then exist with respect thereto.

3.4  Deerfield (Delaware) Common Stock.  Upon the Effective Date of the Merger, each share of common stock, par value $0.001 per share, of Deerfield (Delaware) issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Deerfield (Delaware), the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.5  Exchange of Certificates.  At and after the Effective Date of the Merger, all of the outstanding certificates which immediately prior thereto represented shares of Deerfield Common Stock, or options, warrants or other securities of Deerfield, shall be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Corporation Common Stock, or options, warrants or other securities of the Surviving Corporation, as the case may be, into which the shares of Deerfield Common Stock, or options, warrants or other securities of the Surviving Corporation, as the case may be, represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Surviving Corporation Common Stock, or options, warrants or other securities of the Surviving Corporation, as the case may be, evidenced by such outstanding certificate, as above provided.

IV. CONDITIONS

4.1  The obligations of Deerfield under this Agreement shall be conditioned upon the occurrence of the following events:

(a)   This Agreement and the Merger shall have been duly approved by the holders of a majority of the outstanding shares of Deerfield Common Stock;

(b)   Any consents, approvals or authorizations that Deerfield deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c)   The Surviving Corporation shall file with Nasdaq Stock Market LLC a Notification Form for Listing of Additional Shares with respect to the Surviving Corporation Common Stock to be issued and reserved for issuance in connection with the Merger.

V. GENERAL

5.1  Covenants of Deerfield (Delaware).  Deerfield (Delaware) covenants and agrees that it will, on or before the Effective Date of the Merger:

(a)   file the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)   file the Articles of Merger, with the Department of Assessments and Taxation of the State of Maryland; and

(c)   take such other actions as may be required by the DGCL and MGCL.

5.2  Further Assurances.  From time to time, as and when required by Deerfield (Delaware) or by its successors or assigns, there shall be executed and delivered on behalf of Deerfield such deeds and other instruments, and there shall be taken or caused to be taken by Deerfield (Delaware) and Deerfield such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by Deerfield (Delaware) the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Deerfield and otherwise to carry out the purposes of this Agreement, and the officers and directors of Deerfield (Delaware) are fully authorized in the name and on behalf of Deerfield or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3  Abandonment.  At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Deerfield or of Deerfield (Delaware), or of both, notwithstanding the approval of the principal terms of this Agreement by the stockholders of Deerfield or the adoption of this Agreement by the sole stockholder of Deerfield (Delaware), or by both.

5.4  Amendment.  The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable stockholder or stockholders approval shall not, unless approved by such stockholder or stockholders, respectively, as required by law: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5  Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the MGCL.

5.6  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Deerfield, a Maryland corporation, and Deerfield (Delaware), a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

DEERFIELD CAPITAL CORP. a Delaware corporation

By:	/s/ Robert A. Contreras
	Name:	Robert A. Contreras
	Title:	Senior Vice President, General Counsel and Secretary

DEERFIELD CAPITAL CORP. a Maryland corporation

By:	/s/ Robert A. Contreras
	Name:	Robert A. Contreras
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page - Reincorporation Agreement and Plan of Merger]

Exhibit A

Bylaws

[See Exhibit 3.2 to this Current Report on Form 8-K.]